Exhibit 99.1



         Cherokee International Files for Extension of Form 10-K Filing;
              Preliminary Results for the Fourth Quarter of 2005;
          Net Sales of $32.7 million and Operating Income of $321,000


     TUSTIN, Calif.--(BUSINESS WIRE)--April 4, 2006--Cherokee International Corporation (NASDAQ:CHRK), a leading provider of power supplies, today announced that it will file a 15-day automatic extension notification with the Securities and Exchange Commission relating to its Annual Report on Form 10-K for the fiscal year ended January 1, 2006. The Company needs additional time to finalize its financial statements for the year ended January 1, 2006 and will not meet the prescribed filing date of April 3, 2006.
     In late March, 2006 the Company was made aware that employees of its Indian subsidiary manufacturing operations had made certain unauthorized payments. The Company's Audit Committee has commenced an immediate investigation and has engaged the services of independent counsel to oversee it. The reason for the delay is to provide additional time for the Company's Audit Committee to obtain sufficient information to enable the Company to finalize its financial statements.
     The Company notes that the investigation is in its early stages, and no determination has been made as to whether it will result in any impact on the Company's financial statements. The amounts of the known payments are not material. The facility in India is for the sole purpose of manufacturing product for other Company locations and as such does not generate or bill revenue to external customers. The India production facility manufactures approximately 6% of total Company products.
     Net sales for the fourth quarter of 2005 were $32.7 million, down 11% compared to $36.7 million for the fourth quarter in 2004, and up 24% compared to $26.4 million for the third quarter of 2005. The Company's fourth quarter revenue exceeded the latest guidance of mid-to-high teen growth over the third quarter of 2005.
     Operating income for the fourth quarter of 2005 was $321,000, down from $3.6 million for the fourth quarter in 2004, and up from the $1.6 million operating loss in the third quarter of 2005.
     Net income for the fourth quarter of 2005 was $78,000, or $0.00 per diluted share, compared to a net income of $2.2 million, or $0.11 per diluted share, for the fourth quarter of 2004, and a net loss of $2.2 million, or $0.11 per diluted share for the third quarter of 2005.
     Net sales decreased 18% or $26.4 million to $122.1 million for the fiscal year 2005 from $148.5 million for fiscal year 2004. The Company recorded a net loss of $3.2 million for fiscal year 2005, or $(0.17) per diluted share, compared to net income of $10.4 million during fiscal year 2004, or $0.62 per diluted share.
     The foregoing financial information for the fourth quarter and fiscal year 2005 is unaudited.

     About Cherokee International Corporation

     Cherokee International Corporation designs and manufactures high reliability custom and standard power supplies for original equipment manufacturers. Our advanced power supply products are typically custom designed into higher-end applications in the computing and storage, wireless infrastructure, enterprise networking, medical and industrial markets.

     Safe Harbor Statement

     Certain statements contained in this press release are forward-looking statements. These forward-looking statements are based upon our current expectations about future events. When used in this press release, the words "believe," "anticipate," "intend," "estimate," "expect" and similar expressions, or the negative of such words and expressions, are intended to identify forward-looking statements, although not all forward-looking statements contain such words or expressions. These forward-looking statements generally relate to our plans, objectives and expectations for future operations. However, these statements are subject to a number of risks and uncertainties affecting our business. You should read this press release completely and with the understanding that actual future results may be materially different from what we expect as a result of these risks and uncertainties and other factors, which include, but are not limited to: (1) changes in general economic and business conditions, domestically and internationally, (2) reductions in sales to, or the loss of, any of the Company's significant customers or in customer capacity generally, (3) changes in the Company's sales mix to lower margin products, (4) increased competition in the Company's industry, (5) disruptions of the Company's established supply channels, (6) the Company's level of debt and restrictions imposed by its debt agreements, and (7) the additional risk factors identified in the Company's filings with the Securities and Exchange Commission, including its annual report on Form 10-K. Except as required by law, the Company undertakes no obligation to update any forward-looking statements, even though the Company's situation may change in the future.


    CONTACT: Cherokee International Corporation
             Lin Fox, 714-508-2043
             Chief Financial Officer
             cell: 714-360-2685
             lin.fox@cherokeepwr.com
             or
             Ann Jones, 714-508-2088
             Investor Relations
             cell: 714-227-0391
             info@cherokeepwr.com